Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 22, 2013, with respect to the financial statements of 800 Commerce, Inc. contained in the Amended Registration Statement and Prospectus of 800 Commerce, Inc. filed on June 14, 2013. We hereby consent to the use of the aforementioned report in this Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.
West Palm Beach, FL
June 14, 2013